Exhibit 14.1

STRICTLY CONFIDENTIAL

Steele Creek Investment Management LLLC

Steele Creek Capital Corporation

Joint Code Of Ethics Policy

For

Employees

Updated: February, 2023

Code of Ethics for Employees (the “Policy”) is the exclusive property of Steele Creek Investment Management LLC (“SCIM”) and Steele Creek Capital Corporation (the “Steele Creek BDC”). This Policy and its contents are confidential and must not be disclosed to any third-party without the express written consent of the SCIM and the Steele Creek BDC.

FOR INTERNAL USE ONLY

©2023 Steele Creek Investment Management LLC and Steele Creek Capital Corporation

Table of Contents

Table of Contents	i

Policy overview	1
Scope	1
Overview of Your Responsibilities	1
Required Standard of conduct	2
Relationship between SCIM and Moelis Entities	3

Insider Trading Policy	3
Non-public Information	4
Compliance Restricted List Policy	5

Personal Trading Policy	6
Personal Securities Accounts	6
Personal Securities Transactions	6
Definition of Covered Securities Accounts	6
Discretionary Accounts	6
Opening Personal Securities Accounts	7
Covered Securities	7
Exceptions	7
Personal Trading Restrictions	9
Reporting Requirements for Personal Trading	9
Pre-clearance Requirements for Private Placements, Private Investment Companies, Private Equity, Hedge Funds	11
Managing Information Security	12

Conflicts of Interest	13
Diversion of Firm Business or Investment Opportunity	13
Use of Expert Consultants	13

Gifts and Entertainment Events	14

Outside Business Activities of Employees	15
Loans and Employees	15
Improper Use of Property or Titles	15
Employee Involvement in Litigation or Proceedings	15

Political Contributions and Public Office	16
Pay To Play	16
General Contribution Restrictions	17
Dealings with Government and Industry Regulators	18

ADDENDUM	19
Responsible Persons and Compliance Contacts	19

Code of Ethics, February, 2023	[i]

Policy overview

This is the Joint Code of Ethics (the “Code”) of SCIM and the Steele Creek BDC (collectively, “Steele Creek”, the “Company”, the “Firm” or “we/us/our”). The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). This Code sets forth standards of business and employee conduct reflecting the applicable fiduciary standards that mandates compliance with applicable federal securities laws and establishes monitoring and other procedures. Steele Creek is committed to upholding the highest standards of integrity with its clients, counterparties and regulators.

Scope

Currently, all of the policies included in the Code apply to all employees, officers, directors and other persons associated with Steele Creek as determined by the applicable CCO, and to any “Access Person” as defined in Rule 17j-1 under the 1940 Act, which includes any director or officer of the Steele Creek BDC (collectively referred to herein as “Employees” or “you”/“your”). Certain Code provisions also apply to an Employee’s spouse, partner, parents, in-laws, siblings, children, or any other individual to whom an Employee provides material support, as well as trusts of which an Employee is trustee or other account in which an Employee has a beneficial ownership interest or legal title (collectively, “Immediate Family Members”).

The board of directors (the “Board”) of the Steele Creek BDC, including the independent directors, must approve any material change to the Code within six months of its adoption. Steele Creek will annually provide a written report to the Board of the Steele Creek BDC describing any material violations of the Code and other issues, as well as a certification that the Code is reasonably designed to prevent violations from occurring.

Overview of Your Responsibilities

●	Read, understand and comply with the Code, including the insider trading policy herein and the separate SCIM Compliance Policies and Procedures Manual and Steele Creek BDC Compliance Manual (each a “Compliance Manual”).

●	Complete required certifications as to your compliance with our policies, including the annual attestation certification as to your compliance with the Code of Ethics

●	Report and / or confirm your securities holdings quarterly

●	Obtain pre-approval from Compliance (as defined herein) for certain personal securities or investment transactions

●	Arrange for or provide copies of certain personal holdings and transaction reports

●	Protect confidential information obtained in the course of your employment

●	Obtain pre-approval for certain outside business activities

●	Obtain pre-approval for gifts received that are more than a nominal value

●	Obtain pre-approval for all political contributions

●	Promptly report any potential or actual conflicts of interest

●	Adhere to fiduciary standards

●	Promptly report any actual or potential compliance violations, or change in any required certification

Obtain Approval and Report Required Information

Generally, all of the reporting, approval and certification requirements of this Code will be made through the Firm’s online compliance system (the “Compliance System”), currently ComplySci. Compliance will arrange for a system user-id and password for all new Employees. If the Compliance System is not available for any functions, contact Compliance for the appropriate method to address the specific issue at hand.

Code of Ethics, February, 2023	[1]

Compliance Policy Violations

Employees have a personal and contractual responsibility to comply with the Code. A breach of the Code may lead to sanctions, penalties and disciplinary proceedings, including termination of employment.

Any breaches or possible breaches of the Code should be reported immediately to Compliance who will take any necessary follow up action. The applicable CCO or designee will be responsible for reporting material breaches as necessary to the Management Committee.

Required Standard of conduct

Fiduciary Commitment

Steele Creek has a duty to act on a reasonable and adequate basis in the interests of its Clients with respect to the assets it manages. As used herein, the term (i) “Client” or “Client Fund” means any investment vehicle organized or managed by Steele Creek, any successor vehicles thereto and other clients of Steele Creek and (ii) “Client Investor” means each passive investor in a Client or Client Fund. Except where noted, the clients of Steele Creek under the Advisers Act are the investment vehicles rather than the passive investors therein. Currently we have three types of investments vehicles, our CLO vehicles, our business development company (“BDC”), and our traditional loan fund. Our CLO investment vehicles exist in two successive stages: a “warehouse” stage during which portfolio assets for such vehicle are obtained, and during which investments by third-party Client Investors are generally not broadly sought, and a CLO stage, where the warehoused assets are managed on behalf of Client Investors. The CLO stage herein may be referred to as a “CLO Fund” to distinguish such vehicle from its existence in the warehouse stage.

As Employees, you are required to adhere to the following standard of conduct:

●	Seek to identify conflicts of interest and observe established resolution procedures as contemplated herein;

●	Avoid misleading or inaccurate statements;

●	Conduct all personal securities transactions in a manner consistent with the Code (including certain pre-clearance and transaction reporting requirements);

●	Be knowledgeable about and adhere to our compliance policies;

●	Promptly report any actual and potential compliance violations to Compliance;

●	Comply with applicable provisions of the federal securities laws; and

●	Maintain and preserve accurate books and records as necessary.

Prohibited Conduct

You must avoid any circumstances that might adversely affect, or appear to affect, your fiduciary duty to Steele Creek Clients. Additionally, neither the Firm nor any of its Employees shall:

●	Employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any Client or any party to any securities transaction in which Steele Creek or any of its Clients is a participant;

●	Make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of Steele Creek, in light of the circumstances under which it is made, materially complete and not misleading;

Code of Ethics, February, 2023	[2]

●	Engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative particularly with respect to any Client;

●	Unlawfully or in violation of obligations of confidentiality discuss trading practices, pricing, Clients, research, strategies, processes or markets;

●	Make any unlawful agreement with vendors, existing or potential investment targets, or other organizations; and

●	Compete directly or indirectly with the Firm or its affiliates or using corporate property, information or position for personal gain.

Relationship between SCIM and Moelis Entities

SCIM operates as a wholly owned subsidiary of Moelis Asset Management LP (“Moelis Asset Management”). Moelis Asset Management (formerly known as Moelis & Company Holdings LP) was the parent of Moelis & Company LLC, a registered broker dealer (“Moelis BD”). In connection with the initial public offering of the investment banking advisory business of the Moelis group, SCIM remained a subsidiary of Moelis Asset Management. Moelis BD became an indirect subsidiary of Moelis & Company, a public company. Moelis Asset Management and Moelis BD are separate legal entities. Kenneth Moelis remains the ultimate controlling shareholder of both Moelis Asset Management and Moelis & Company; however he does not exercise governance or investment control over the individual investment advisers of Moelis Asset Management.

The businesses of Moelis BD and of Moelis Asset Management are each operated on a separate and independent basis. However, SCIM and Moelis BD may use their relationships to help source deals for Client Funds, and Moelis BD may participate in the marketing of a Client Fund. The Moelis BD does provide some services to SCIM pursuant to a Shared Services Agreement which is annually reviewed for renewal. SCIM and Moelis BD have separate and independent information technology systems. SCIM and Moelis BD workspaces are segregated. Employees of SCIM will be subject to the provisions of the Code, while employees and other persons associated with Moelis BD will be subject to its compliance procedures. To the extent a person is subject to both such compliance procedures, the SCIM CCO may determine to adapt either such compliance procedures in view of the business activities of such person, or may rely on Moelis BD compliance procedures.

SCIM is also under common control with other registered and unregistered investment advisors which are wholly owned subsidiaries of Moelis Asset Management. These entities include: Moelis Capital Partners LLC (“MCP”), Freeport Financial Partners LLC (“Freeport”), P&S Credit Management, L.P. (“P&S”) and Third Crest Capital LLC (“Third Crest”). MAM also has joint ventures with CoVenture Holding Company LLC and Fenway Capital LLC (Crossbeam Capital Partners LLC), Veritable LP (Archean Capital Partners LLC), David Capital Partners (DCP MAM LLC), and Voyager Capital Management (Collegium Global Partners LLC). MAM’s joint venture partners may be responsible for those entities’ regulatory compliance. The investment advisory businesses of each of Archean, Crossbeam, Collegium, SCIM, MCP, Freeport, P&S, and Third Crest are operated on an independent basis. SCIM maintains separate physical locations and workspaces and information technology systems, including email address domains and distribution lists from each of these entities.

Insider Trading Policy

You are prohibited from buying or selling any security if you are in possession of “material” non-public information (“MNPI”) relating to that security, and/or the issuer or the transaction, whether on behalf of yourself or others. You are also prohibited from disclosing such information to a third party.

Code of Ethics, February, 2023	[3]

Material Information

Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. The United States federal courts also describe information as “material” if it affects the “total mix” of publicly available information. Material information does not have to relate to an issuer’s business or come from a source inside the issuer.

The following are some examples of information that may be deemed material:

●	A change in a company’s previously released earnings or earnings estimates, financial forecasts or projections, accounting policy, dividend policy or dividend to be paid

●	Significant change in operations

●	Purchase or sale of assets outside the ordinary course of business

●	Change in board, management or key personnel

●	An impending takeover, merger, acquisition, restructuring proxy contest or change in control

●	Financial liquidity problems

●	Proposed public or private securities issue

●	Extraordinary borrowing

●	Major litigation or regulatory action

●	Proposed legislation significantly affecting the issuer

●	A pending research report that changes rating, price target or projected financial results

●	Knowledge of client dealing intentions which are likely to impact the market price for those securities

Information concerning an impending securities transaction (e.g., private transactions in public entities (PIPEs), tender offers, exchange offers, corporate reorganizations, merger and acquisition activities, etc.) may also be “material.” In addition, pre-publication information regarding reports in the financial press may be material.

There is no simple test that exists to determine when information is material. Such assessments of materiality involve highly fact-specific inquiries and are often challenged with the benefit of hindsight.

Non-public Information

Information is “non-public” until such time as it has been effectively communicated to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or other government agency, or appearing in The Wall Street Journal, or other publication of general circulation (i.e., information included in press releases issued by the issuer of the securities) would be considered public. Information relating to our business should generally be considered nonpublic, unless the information is generally known in the marketplace. In general, as part of its ordinary business activities, Steele Creek will receive nonpublic information regarding issuers under consideration for investment by a Client and will presume that any projections or other information regarding such issuers received during the course of the investment consideration process is confidential.

You are prohibited from using MNPI (or any confidential information about Clients) for manipulative, deceptive or fraudulent purposes. You are prohibited from disclosing material non-public or other confidential information to any person outside of Steele Creek, except to the extent that the person has a bona fide need to know in order to carry out the business of Steele Creek or its affiliates, including management and supervisory functions and the administration of compliance policies and procedures. Even after trading in a security has been restricted, the dissemination of material non-public or other confidential information concerning or relating to the security should continue to be on a need-to-know basis only.

Code of Ethics, February, 2023	[4]

It is important that you avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, you must exercise good judgment and comply with applicable laws and Steele Creek’s policies when engaging in securities transactions and when relating to others information obtained as a result of employment with Steele Creek. If there is any doubt as to whether a particular situation requires refraining from making an investment or sharing information with others, this doubt should be resolved in favor of not taking the contemplated action.

The execution of non-disclosure agreements with public companies or the receipt of MNPI from a public company must be reported to Compliance. Consult with Compliance if you have any questions about whether other information should be treated as MNPI.

If you possess MNPI and purchase or sell a security to which the MNPI relates or disclose MNPI to others who purchase or sell such securities, you may be subject to Steele Creek disciplinary action, fines, sanctions, litigation and prosecution from Steele Creek as well as the SEC or other government agency and/or criminal prosecution. You may be liable for Steele Creek’s investigation, administrative and litigation expenses. You may also be subject to suspension and termination of employment, administrative, regulatory and civil actions, bar or suspension from the industry or from serving as an officer or director of a public company, money penalties of up to three times the profits made or losses avoided and criminal prosecution. Government regulators may also seek remedies against Steele Creek and management and Employees who participated in the act or supervised the employee(s) responsible for wrongful conduct. Steele Creek’s policy is to cooperate with government and regulatory investigations into the misuse of MNPI. Steele Creek reserves the right to waive attorney client privilege and to identify employees to investigators and their counsel.

Compliance Restricted List Policy

Steele Creek emphasizes the importance of compliance with the federal securities law prohibitions on insider trading. Steele Creek observes the following “Compliance Restricted List” policy:

●	If you receive MNPI, you are required to report the information to Compliance. If Steele Creek enters into a confidentiality or non-disclosure agreement with an issuer, Steele Creek will presume that it has received MNPI in respect of such issuer. Steele Creek generally will receive confidential information in respect of portfolio investments made in the debt of private issuers and a list of such issuers will be maintained internally at Steele Creek to track obligations with respect to such disclosure.

●	Such issuers do not issue publicly traded securities, but Compliance may determine to include such issuers on a Compliance Restricted List or other prohibited trading lists as may be established from time to time in its discretion. Whether or not a formal Compliance Restricted List is established, Employees will generally not be permitted to engage in personal securities transactions in such issuers where Steele Creek has MNPI.

●	You are strictly prohibited from misusing MNPI as set forth herein.

●	You may not communicate to anyone (other than an Immediate Family member with whom you share a brokerage account) that an issuer is on a Restricted List or that a trade request has been denied.

In connection with your quarterly transaction report, you will submit a certification through the Compliance System that any personal trading was conducted in compliance with these procedures.

Code of Ethics, February, 2023	[5]

Personal Trading Policy

Personal Securities Accounts

As a matter of policy, Steele Creek permits you to have an interest in a fully-disclosed securities account (domestic or foreign), subject to the definitions and requirements set forth herein. This Personal Trading Policy applies to you and to any holdings or accounts with which you have a “beneficial interest.” Beneficial interest includes not only securities owned by others specifically for your benefit, but also (i) securities held by your spouse, minor children and relatives who live full time in your home; and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement you obtain substantially the equivalent to ownership.

Personal Securities Transactions

Steele Creek reserves the right to require an Employee to cancel any trade that may be construed to be in conflict with the best interests of its Clients, or is in violation of the Steele Creek’s general standards of conduct, including applicable fiduciary responsibilities. If Steele Creek receives MNPI about a security subsequent to the execution of a trade, Steele Creek may prohibit trading in that security going forward. This would prevent unwinding a particular trade and result in you being “frozen” in a position unexpectedly. Steele Creek will not be responsible for any losses in personal accounts arising from the implementation of the Code. Repeated failures to follow the requirements of Steele Creek’s Personal Trading Policy will result in the revocation of your personal trading privileges.

Definition of Covered Securities Accounts

Accounts in which you or your Immediate Family Members have positions or could obtain positions in Covered Securities are deemed Covered Securities Accounts. This Policy broadly construes Covered Securities Accounts to include accounts over which you or an Immediate Family Member:

●	has a direct or indirect financial interest, including discretionary accounts in which a third party makes all investment decisions;

●	has the power, directly or indirectly, to make investment decisions, regardless of beneficial ownership; or

●	provides investment advice.

401(k) accounts with Steele Creek or Moelis Asset Management and with former employers, 529 Educational Savings Accounts, cryptocurrency accounts and other accounts in which you can only hold mutual funds or other exempt securities are excluded from the definition of Covered Securities Accounts. Also excluded are bank accounts in which you can only hold cash or certificates of deposit.

Discretionary Accounts

If you maintain a Discretionary Account, as defined below, you must provide Compliance with disclosure about such account through the Compliance System or other approved method.

With a Discretionary Account, the funds are placed directly with an independent advisory firm under an arrangement where the account holder is completely removed from the investment decision-making process. Although Discretionary Accounts are exempt from the requirement for pre-clearance, you still must comply with other provisions of the Personal Trading Policy such as the reporting and certification requirements discussed herein. Discretionary Accounts may, in the discretion of the applicable CCO, have additional review to confirm their discretionary status, including additional certifications.

If the accountholder discusses any specific strategies, industries or securities with the discretionary account’s independent fiduciary then the accountholder /Employee must pre-clear any related trades that result from the discussion.

Transactions in Discretionary Accounts governed by an agreement, blind trusts and involuntary transactions such as stock splits and dividends, and automatic investment plans, are not Covered Securities Transactions.

Any account or holding in which you are unsure is subject to the Code must be disclosed and will be reviewed by Compliance to determine if subsequent reporting will be necessary.

Code of Ethics, February, 2023	[6]

Opening Personal Securities Accounts

Your personal securities account may be maintained with any financial institution as long as an arrangement has been made for the financial institution to provide Compliance with confirmations and monthly statements for the account in a manner that allows for effective Compliance monitoring. Compliance may be able to electronically obtain your confirms and statements directly from your broker with your assistance; please note that we are only able to get electronic information from certain brokerages. The provision of paper statements is the responsibility of the Employee. Please contact Compliance for a listing of electronic feeds. Compliance may restrict accounts where monitoring would be unduly burdensome.

When opening a securities account, you must promptly submit a disclosure to Compliance through the Compliance System or other approved method. Your personal transactions may only be executed through accounts disclosed to Compliance.

If you do not have any securities accounts or do not hold securities of any kind, you can certify as such during the disclosure process and in the applicable quarterly certifications.

Changes to Your Personal Securities Accounts

You must promptly report all personal account changes to Compliance (e.g. account closure, name changes) through the Compliance System if possible; otherwise contact Compliance to report changes.

Covered Securities

You are required to request pre-approval to personally trade in a Covered Security, and to submit Holdings Reports and Transaction Reports (each as described below), which are required to include all Covered Securities. Trades will then be approved by a designee of the applicable CCO. Currently Glenn Duffy will approve trades for both SCIM and the Steele Creek BDC. Trades requested by Marie Bober will be cleared by Laura Capicotto.

For purposes of this Policy, the Firm adopts a broad meaning of ’security,’ as set forth in Section 202(a)(18) of the Advisers Act. It includes investments in public and private companies, sovereign debt (debt securities issued or guaranteed by a foreign government or a political subdivision of a foreign government), and municipal bonds and other taxable or tax exempt obligations of U.S., state and local governments.

“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing except as may be listed as an exception.

Exceptions

Transactions in the following securities (or instruments, as they may be classified) do not require pre-clearance and are not subject to holding period restrictions, other than a prohibition against day or excessive trading. However, some reporting requirements may still apply as noted.

●	U.S. Treasury Securities[1] or other direct obligations of the U.S. government

●	Sovereign Debt (debt securities issued or guaranteed by a foreign government or a political subdivision of a foreign government) (however, they are subject to the reporting requirements noted herein)

[1]	U.S. Treasury Securities include Treasury Bills, Treasury Notes, Treasury Bonds, and Treasury Inflation-Protected Securities.

Code of Ethics, February, 2023	[7]

●	U.S. government agency securities issued by Ginnie Mae, Fannie Mae, Freddie Mac or the Federal Home Loan Banks

●	Municipal bonds and other taxable or tax exempt obligations of U.S., state and local governments

●	Money market instruments including bankers’ acceptances, bank certificates of deposit and time deposits, commercial paper, high-quality short-term debt instruments (including repurchase agreements), shares issued by money market funds

●	Shares issued by registered open-end investment companies including money market funds and mutual funds (however, if these investment companies are affiliated with Moelis Asset Management or its subsidiaries in any way, they are subject to the reporting requirements herein)

●	Fixed annuities

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds

●	Commodity futures (including agricultural futures, metals, oils, gas, etc.), currency futures, and their related options

●	All indicies (such as DOW, Wilshire, FTSE, etc.), index securities (Exchange Traded Funds & Exchange Traded Notes) and their related options (however they are subject to the reporting requirements noted herein).

●	Cryptocurrencies, such as bitcoin and its derivatives.

Involuntary transactions in securities you own such as stock splits and dividends, reclassification through merger, spin-off or reorganization, the vesting of awards or conversion of restricted stock units or phantom equity into the grantor’s actual equity securities, automatic investment plans or the exercise of a covered call you sold, do not require preclearance. Preclearance is not required for securities you receive as a gift or inheritance. You must pre-clear the subsequent sale of any securities you acquire through involuntary transactions.

Code of Ethics, February, 2023	[8]

Personal Trading Restrictions

Restricted Securities

For the avoidance of doubt, Employees are strictly prohibited from personally trading any security on the Compliance Restricted List. Preclearance of Covered Securities in accordance with this policy is therefore required.

Given that certain associated persons of the Firm may also be deemed to have access to non-public information regarding the Moelis BD whose parent Moelis & Company is publicly listed on the New York Stock Exchange, such persons may from time to time be prohibited from engaging in any personal securities transactions in the securities of Moelis & Company. Additionally, the General Counsel of Moelis & Company has requested that no Employees of any affiliate of Moelis & Company may engage in short selling of the securities of Moelis & Company and Steele Creek has adopted this restriction.

Holding Period Requirements

The purchase or sale of securities of all equities or fixed income securities of individual companies and related derivatives and any other security linked to the performance of an underlying issue is subject to the following additional restrictions:

●	All positions must be held for at least 30 days from the date of first purchase.

●	Derivative trades must have an expiration date in excess of 30 days. You may exercise a derivative security after satisfying the 30 day holding period and pre-clearing the exercise

●	If you write a call, the buyer may exercise it earlier than 30 days after trade date

●	Excessive and day trading are both prohibited; Compliance will determine what may constitute ‘excessive’ on a case by case basis

Reporting Requirements for Personal Trading

In addition to the pre-approval requirement for certain personal transactions, you are required to provide periodic reports and information with respect to your personal accounts and holdings in Covered Securities.

Each financial institution at which you maintain a Covered Securities Account must provide Compliance with duplicate trade confirmations and statements for the Account. Confirmations and statements may be delivered electronically through the Compliance System. If your financial institution is unable to send confirmations and statements through the Compliance System, you must arrange for duplicate hard copies to be sent to Compliance.

Personal Holdings Report

You are required to submit to Compliance a report of your current holdings of Covered Securities (the “Holdings Report”) with respect to all holdings of Covered Securities not reported in confirmations and account statements from your broker-dealer. Each Employee’s Holdings Report is required to include securities holdings of any account which you manage or exercise (or share) investment discretion, as well as holdings of your Immediate Family Members. The Holdings Report will contain the:

●	title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which you have any direct or indirect beneficial ownership;

●	name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and

●	date of the report.

Code of Ethics, February, 2023	[9]

The Holdings Report must be submitted no later than 10 days after commencement of employment and no later than 45 days after the beginning of each year thereafter. The Holdings Reports must provide information that is current as of a date no more than 45 days before you are first required to submit a Holdings Report or the date the report is submitted, as appropriate. The Holdings report certification will generally be available through the Compliance System.

You are also required to disclose any Immediate Family Members who have an employment or other relationship with a financial institution including a securities exchange, broker dealer, or investment adviser (whether registered or unregistered). This information should be included in your account certification in the Compliance System, or disclosed separately to Compliance.

Personal Transaction Reports

You must submit a quarterly securities transactions report (a “Transaction Report”) to Compliance with respect to all holdings of Covered Securities not reported in confirmations and account statements from your broker-dealer. Each Transaction Report must include securities transactions by you, as well as your Immediate Family Members. Each Transaction Report must contain the following information about each transaction in Covered Securities in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership (as well as any other securities in accounts which you manage or exercise (or share) investment discretion):

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank, if any, with or through which the transaction was effected; and

●	The date the report is submitted.

You must submit the Transaction Report (or otherwise certify that you did not engage in any transactions over the past quarter) no later than 30 days after the end of each calendar quarter. A  transactions report certification will be generally available through the Compliance System.

Under certain circumstances, Compliance may allow you to confirm via electronic mail or other electronic solution that all holdings of Covered Securities required to be disclosed by you as of the applicable date have been disclosed in confirmations and account statements received by Steele Creek from applicable broker-dealers. Any such electronic confirmations will be retained in accordance with Steele Creek’s books and records policy.

Compliance will assist employees in arranging for copies of duplicate statements and setting up electronic mechanisms to obtain information from financial institutions when possible.

Exception for the Steele Creek BDC Independent Directors

Notwithstanding the reporting requirements set forth above, a director of the Steele Creek BDC who is not an “interested person” of the company within the meaning of Section 2(a)(19) of the 1940 Act (an “Independent Director”), who would be required to make a report under this solely by reason of being a director of the Steele Creek BDC is not required to make an initial Holdings Report upon becoming a director of the Steele Creek BDC or an annual Holdings Report. Such an Independent Director also need not make a quarterly Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Steele Creek BDC, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Steele Creek BDC, or Steele Creek considered purchasing or selling such Covered Security.

Code of Ethics, February, 2023	[10]

Pre-clearance Requirements for Private Placements, Private Investment Companies, Private Equity, Hedge Funds

You must receive pre-clearance prior to investing in a private placement (i.e., any security not traded publicly). This requirement includes commitments to, and investments in, private investment companies such as private equity funds and hedge funds. You must pre-clear an investment in a fund that the Company or one of its affiliates manages, such as any Client Fund, or an investment opportunity that the Firm’s affiliates syndicates for Employees. Requests for pre-clearance should generally be made through the Compliance System or, with Compliance approval, by submitting a written request to Compliance. You may not make the investment until you have received written approval from Compliance or received an approval notification through the Compliance System.

You do not have to pre-clear the funding of draw downs if you previously pre-cleared the commitment, or withdrawal or liquidation elections.

IPO’s and private transactions require pre-approval before participation in such transactions, and you may not effect such an investment without the prior written consent from Compliance. This includes private transactions managed by MAM, the Moelis BD or the MAM Subsidiaries.

ANY EMPLOYEE SEEKING TO TRADE IN A COVERED SECURITY, PARTICIPATE IN AN INITIAL PUBLIC OFFERING (IPO) OR A PRIVATE PLACEMENT MUST SUBMIT A PRE-CLEARANCE FORM THROUGH THE COMPLIANCE SYSTEM.

For the avoidance of doubt, investments in private placements which are made in response to a solicitation by Moelis Asset Management, its affiliates, the Moelis BD or any affiliated entity are considered to be precleared but must be entered into the Compliance System. Subsequent transactions in these investments must be precleared in the same manner as other personal private investments.

Preclearance Window

If your trade request is approved by Compliance, you must:

●	effect execution for approved personal securities transactions on the day you received approval or by the end of the next business day;

●	not buy or sell more than the number of shares approved, but you may choose to purchase less or none at all; and

●	pre-clear and cause to be executed standard orders to trade within prescribed parameters, such as “limit,” “stop-loss,” “good-till-cancel,” or “standing buy-sell” orders on the day you received approval or the next trade day after approval.

If you fail to execute your trade within the time parameters, you must obtain permission for any subsequent trade (including standard orders) not executed within these time parameters. Subsequent trade requests should also be submitted through the Compliance System.

Compliance Review and Recordkeeping

Compliance will be responsible for periodically reviewing records obtained in connection with these policies and for reporting material issues, as needed, to management. Completed compliance reviews will be memorialized in the Compliance System on at least a quarterly basis. Compliance will, on a periodic basic, confirm that the Compliance System contains accurate account and trading information.

Compliance will keep a record of any additional restrictions upon personal account dealing. This record should be made at the time the restrictions are placed, if practicable. Copies of the Restricted List, Holding Reports, quarterly Transaction Reports and a record of each Transaction Preclearance will be maintained in accordance with Steele Creek’s books and records policy.

Code of Ethics, February, 2023	[11]

Managing Information Security

You will maintain the security of information that has been identified by Steele Creek as material non-public or otherwise confidential.

General Precautions

You should avoid discussions of confidential information relating to Steele Creek, its Clients, or its Client Investors with, or in the presence of, persons who have no need to know the information. You should use extreme caution when discussions take place in hallways, elevators, taxicabs, trains, subways, airplanes, airports, restaurants, social gatherings, and other public places. You should avoid using speakerphones in circumstances in which confidential information may be overheard. Mobile phones should be used with great care and circumspection, as they are not secure.

Access protections

IT has set password protections and automatic locking features on all Firm issued equipment. If you are working offsite, you must use the Firm’s approved remote access applications to maintain the confidentiality of materials.

Code names

Code names should be used for sensitive projects and deals, and the parties thereto. Code names should be sufficiently different from the actual names of the relevant parties so their real identities are disguised.

Conference Facilities

You must take care to protect confidential information and conversations in the conference areas. Do not conduct conversations in hallways or when doors are open and remove all confidential materials when your use of the conference room ends.

Document destruction

You must dispose of hard copy materials containing confidential information that Firm policy and applicable law and regulation permit you to destroy using secure shred bins. In no event should you destroy documents subject to legal record retention requirements.

Email Distribution Lists

Distribution Lists are a valuable tool to communicate with groups of people quickly and efficiently. When sending external email, you must confirm the email is properly addressed and report to Compliance any email containing confidential information that you discover was mistakenly sent to an unintended recipient.

Bring Your Own Device

The Firm allows Employees to use their own mobile devices to access their email and files remotely. The Firm has implemented security policies that require a form of password protection on mobile devices in order to use Firm applications. The Firm also disables access after a certain number of incorrect access attempts.

To assist the MAM Subsidiaries with compliance with recordkeeping provisions of the Investment Advisers Act of 1940 MAM will be maintaining and preserving electronic communications, including email and text messaging.

Employees of MAM and MAM Subsidiaries are required to communicate any and all business activities through official channels. For email, the current approved channel is the email address specific to your employer, e.g.johnsmith@steelecreek.com. For text messaging, the current approved channel is Movius. MAM reserves the right to access and monitor all messages sent and received through email and Movius, as deemed necessary and appropriate. If an Employee fails to conduct business activities through the official channel they may be subject to sanctions, penalties and disciplinary proceedings, including termination of employment.

Code of Ethics, February, 2023	[12]

Conflicts of Interest

Steele Creek’s policy is to identify and manage conflicts appropriately, to comply with regulations and to meet Steele Creek’s fiduciary duties to its Clients. Conflicts and their procedures specific to Steele Creek will be discussed generally below, however, Steele Creek Employees are also subject to the Moelis Asset Management Conflicts of Interest policy which includes an additional discussion of conflicts.

Conflicts of interest may arise between a Client and Steele Creek, between two of Steele Creek’s Clients, between Steele Creek and Moelis Asset Management, between Steele Creek and other Moelis Asset Management Affiliates or between Steele Creek and Moelis BD. You may have personal conflicts, such as (i) a material interest in a transaction to be entered into with or for a Client; (ii) a relationship that gives or may give rise to a conflict of interest in relation to a transaction or (iii) another interest in a transaction that is, or may be, in conflict with the interest of any of Steele Creek’s Clients. You are responsible for alerting Compliance to any actual and potential conflicts you may identify.

Affiliated Transactions

Steele Creek must adequately disclose, avoid, obtain informed consent for, or otherwise resolve conflicts of interest that may arise in connection with the investments of a Client Fund. You will comply with the restrictions provided in the applicable Client Fund agreements relating to principal transactions, cross trades or other affiliated transactions, in which Steele Creek, its Employees or other related persons may have interests that are adverse to, or in any event not aligned with, the interests of one or more Client Funds.

The Investment Committee is responsible for confirming whether a proposed transaction for a Client Fund would present any conflicts of interest, and that any such conflict of interest issues have been resolved. See “Portfolio Management – Affiliated Transactions” in SCIM’s separate Compliance Manual and “Investment Policies and Procedures - Transactions with Affiliates” in the Steele Creek BDC’s separate Compliance Manual, as applicable.

If you are aware of any circumstances which may give rise to a conflict of this kind, you must refer such matter immediately to Compliance. In particular, if you become aware of information that makes carrying out your functions difficult – for example, you obtain inside information about a company – you must inform the applicable CCO.

Diversion of Firm Business or Investment Opportunity

You may not acquire, or receive personal gain or profit from, any business opportunity that comes to your attention and in which you know Steele Creek might be expected to participate or have an interest. You must disclose all necessary facts in writing of such business opportunity to the Investment Committee, offering the particular opportunity to Steele Creek, and thereafter obtaining written authorization to participate from the Investment Committee. You must immediately disclose to the Management Committee any personal or family interest in any Steele Creek business activity or transaction. In addition, such interests are to be assessed in the portfolio management process.

Refer to “Portfolio Management” in SCIM’s separate Compliance Manual and “Fiduciary Duties of Directors” in the Steele Creek BDC’s separate Compliance Manual, as applicable.

Use of Expert Consultants

Steele Creek may from time to time contract with an expert, either through an expert network or independently, to provide non-confidential information and analysis on their employer or field of expertise. Consultations with experts must be precleared prior to usage. Additionally, in the event an expert consultant is part of any network or other third-party arrangement, the applicable CCO will review the compliance procedures, including the terms and conditions of the expert network or third party arrangement, and make a determination as to whether these procedures are satisfactory. Currently, Steele Creek uses Third Bridge for sponsored calls and presentations as well as access to their write ups. If the usage expands, additional procedures will be put in place.

Code of Ethics, February, 2023	[13]

Gifts and Entertainment Events

You must not give or accept gifts or other benefits where a gift may be regarded as an inducement to the recipient or to you to act contrary to your duties to Steele Creek or any of its Clients or otherwise improperly.

You may not, directly, or indirectly through an intermediary or agent, authorize, pay, or receive any rebate, bonus, fee or other consideration, to or from any person for business sought or procured or to any official or candidate for office of any governmental or regulatory body, except as expressly authorized by Compliance.

When participating in or sponsoring business meals or entertainment, you should not engage in any activities or conduct that could subject Steele Creek to disrepute or to legal or regulatory risk.

Limitations

You are limited to giving and receiving reasonable and customary gifts or anything of value to or from any person who could be viewed as a business contact including if such gift could be reasonably construed as an attempt to garner influence. Steele Creek policy considers meals or entertainment for which you are not present or which is non-customary in nature as a gift. The reasonable and customary standard is applied in relation to the event itself.

Pre-approval and Records

Pre-approval is required of all gifts given to Steele Creek Clients, including any non-customary gifts, meals or entertainment. You must send a pre-approval request to Compliance through via email or as otherwise directed.

Government Staff

Providing of meals, gifts or entertainment to a government employee is generally prohibited by applicable laws. (See also Pay-to-Play and Dealings with Government and Industry Regulators below.)

Exceptions

Pre-approval and record requirements set forth above do not apply in the following circumstances:

Personal relationships

Gifts and entertainment to or from individuals with which you have a familial or pre-existing personal relationship apart from your association with Steele Creek are not subject to these limitations or to pre-approval requirements. It should be clear that it is the personal relationship and not Steele Creek’s business that is a prerequisite for the giving or receiving the gift.

Life events

Gifts and entertainment to or from individuals in connection with certain life events, such as a wedding or the birth or adoption of a child, are not subject to limitations or to pre-approval requirements. You are expected to use good judgment and avoid lavish or excessive gifts.

Business meals or entertainment

Ordinary and reasonable business meals and entertainment of a Client Investor are not subject to gift limitations, provided you host and are present at the meal or event. Ordinary and reasonable business meals and entertainment that suppliers/service providers offer are not subject to this limitation, provided a representative of the supplier/service provider is present and hosts you at the event or meal. The meals and entertainment must not be so frequent as to create the appearance of impropriety in selecting Steele Creek’s suppliers/service providers.

Promotional items and deal mementos

Items that display Steele Creek’s or another company’s name and have a nominal value (such as pens, tote bags, clothing or caps) are not considered gifts subject to this policy. Similarly, customary deal mementos such as Lucite tombstones or plaques that are purely decorative are not subject to the policy. These promotional items and deal mementos may be given and received without preapproval or reporting.

Compliance Review

Compliance will review and approve (or deny) all gift-giving or non-customary meal or entertainment requests. Compliance will maintain such records in electronic form.

Code of Ethics, February, 2023	[14]

Outside Business Activities of Employees

In general, you are expected to dedicate all of your business time and attention to Steele Creek and its business.

Unless disclosed to and pre-approved by Compliance, you may NOT:

(i) engage in any other business activities,

(ii) serve as an officer, director or employee of, or in any similar capacity with, any person or entity engaged in business-related activities (other than executives who also hold the position of Managing Director of Moelis Asset Management)

(iv) serve as general partner or managing member of, or in any similar capacity with (including as a member of an investment committee), any partnership, limited liability company or other entity operating as a private investment fund.

You must also report any material change in duties or responsibilities with respect to any previously-approved outside business activity. Compliance may impose such additional restrictions or limitations on your outside endeavors as it deems appropriate.

These policies apply whether or not you receive compensation for such activity.

Pre-Approvals

Pre-approval for outside business activities should be submitted through the Compliance System. You are required to complete an Outside Business Activities form initially upon hire, prior to engaging in any subsequent activity and promptly upon any changes. With respect to any outside activities permitted to be engaged in, you must not (i) imply that you are acting on behalf of or as a representative of Steele Creek or Moelis Asset Management, and (ii) imply that Steele Creek or Moelis Asset Management has endorsed or approved the outside business activity.

You are not required to seek pre-approval prior for informal association with charities, civic foundations or similar non-profit organizations unless you will hold investment or financial discretion.

Loans and Employees

You may not borrow funds from or become indebted to any person, business or company having business dealings or a relationship with Steele Creek or Moelis Asset Management, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from Compliance. Loans, whether or not customary, from any person, business or company having business dealings with Steele Creek or Moelis Asset Management with respect to which you have had personal involvement will require the prior written approval of Compliance. You may not use Steele Creek or Moelis Asset Management’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of Compliance.

Improper Use of Property or Titles

You may not improperly utilize property of Steele Creek or Moelis Asset Management or improperly utilize the services of Steele Creek or Moelis Asset Management, their principals or employees. For purposes of this restriction, “property” means both tangible and intangible property, including Steele Creek or Moelis Asset Management’s premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes. You must at all times use Steele Creek business cards and other personal Steele Creek-branded items that accurately reflect your status and title within Steele Creek.

You may not use your position with Steele Creek in respect of any non- Steele Creek business, or to advance interests (personal or otherwise) other than those of Steele Creek.

Employee Involvement in Litigation or Proceedings

You must advise Compliance immediately if you become involved in or are threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority. Contact Compliance with any questions about the types of litigation or proceedings that should be reported.

Code of Ethics, February, 2023	[15]

Political Contributions and Public Office

●	You are required to seek pre-approval for any political contribution. Compliance may maintain a “restricted list” of jurisdictions or categories of officials for which contributions are prohibited by Employees as a matter of policy. Pre-approval requests should be submitted through the Compliance System or in such other manner approved by Compliance.

●	You are prohibited from holding a public office if it in any way conflicts with Steele Creek’s business; any campaign must be pre-approved prior to commencement.

●	You or Immediate Family Members are prohibited from:

o	making any contributions in cash or in-kind except as permitted by this policy; or

o	giving any gift or anything of value except as permitted by this policy; or

o	offering any favors or preferential treatment to any public official; or

o	having investment discretion or the involvement with any pension plan or other governmental body that may become a Client or Client Investor, including any employee of such a plan or government body, or to any member of any such person’s immediate family.

This policy does not restrict political contributions to:

●	Candidates for the presidency or vice-presidency of the US, unless the candidate is at the time of the contribution a holder of a state or local government office

●	Members of the US House of Representatives or candidates for a House seat, unless the candidate is at the time of the contribution a holder of a state or local government office

●	Members of the US Senate or candidates for a Senate seat, unless the candidate is at the time of the contribution a holder of a state or local government office

●	Broad-based PACs, such as GOPAC, that do not target contributions to a single candidate or group of candidates; candidates in a particular state; or candidates only for state or local government office.

Pay To Play2

Steele Creek is subject to various pay-to-play restrictions limiting contributions to officials of issuers and certain political and party committees.

To ensure that Steele Creek complies with applicable rules, you must obtain pre-clearance from Compliance before making a contribution of any kind, including contributions to any political candidate, political committee or to a political fundraising event. Contributions include cash, donations of services, the use of your home for an event, etc. Contributions do not include speaking or volunteering for a campaign.

[2]	Rule 206(4)-5 under the Advisers Act.

Code of Ethics, February, 2023	[16]

Generally, you are prohibited from doing anything indirectly that, if done directly, would violate relevant prohibitions. Consequently, contributions made by a spouse or other Immediate Family Member must be pre-cleared given that such contributions may be attributed to the employee.

General Contribution Restrictions

●	Prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates.

●	Prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay to play restrictions.

●	Prevents an adviser from soliciting from others, or coordinating contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business.

If certain executives or employees of Steele Creek make or makes a political contribution to an official in a position to influence the selection of an adviser or an investment in the Client Fund, then Steele Creek will be prohibited from receiving advisory fees attributable to a government investor connected to that official for two years following the date of such payment. It is not anticipated that Steele Creek itself or any of its affiliates will make any political contributions.

Permitted Contributions

Contributions to candidates falling under the Pay to Play rules may be permitted in an amount of up to $350 if the employee is entitled to vote for the candidate and $150 if the employee is not entitled to vote for the candidate.

Refer to SCIM’s Compliance Manual for additional information on use of solicitors and associated pay-to play rules.

Recordkeeping

Steele Creek is required to maintain certain records of the political contributions made by Steele Creek or certain of its executives or employees.3 Recordkeeping requirements apply to contributions made to both incumbents and candidates. Recordkeeping requirements apply to all covered persons, including new hires.

Compliance Review

Compliance will maintain a list of all political contributions (including gifts) made by Steele Creek and Employees, a list of government clients and potential government clients of Steele Creek, a list of “covered associates” and a list of all third-party solicitors used to solicit government entity business. A list may not be maintained for the SCIM entities as they do not generally make political contributions. The SCIM CCO will approve all political contributions; political contributions made by the SCIM CCO will be approved by Moelis Asset Management CCO. Compliance also reviews contributions made by new hires in onboarding certifications. Compliance reviews employee expenses quarterly to confirm political contributions (including gifts), are appropriately cleared and logged. Compliance performs random sampling internet searches on political contributions annually.

[3]	In addition, an adviser must keep records of all government entities to which it provides or has provided advisory services, including government entities in any covered investment pool to which the adviser provides or has provided advisory services. The “Pay to Play Rule”; see SEC Release IA-3043 release date 6/30/2010; and the SEC’s website for current FAQs related to these rules: http://www.sec.gov/divisions/investment/pay-to-play-faq.htm).

Code of Ethics, February, 2023	[17]

Dealings with Government and Industry Regulators

Steele Creek policy prohibits payments of any kind by Steele Creek and its Employees including any Immediate Family Members, and discourages such payments by any agent or other intermediary, to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. You are encouraged to avoid even the appearance of impropriety in your dealings with industry and government regulators and officials. As a result, you should not have any contacts with any such government or regulatory agency or official without the approval of the SCIM CCO.

You are required to cooperate fully with Steele Creek in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against the Firm. You are expected, if requested, to provide Steele Creek with reasonable assistance including, but not limited to, meeting or consulting with Steele Creek and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Compliance Education, Questionnaire and Disclosures:

In connection with compliance with Steele Creek’s policies, Compliance will:

●	arrange an educational program to familiarize all personnel with Steele Creek’s policies and procedures, and hold compliance meetings and other compliance education sessions as circumstances warrant (at which attendance will be mandatory for relevant Employees);

●	require that all personnel, at the time of their initial association with Steele Creek and thereafter on at least an annual basis, complete certifications to update Compliance records, through our Compliance System;

●	review, on a regular basis, and update, as necessary, Steele Creek’s policies and procedures and make such changes to Steele Creek’s compliance program and the Code as deemed necessary or appropriate;

●	Ensure Steele Creek’s Form ADV Part 2 includes a description of Steele Creek’s current Code of Ethics policies; and

●	Upon request make copies of the Code available to Steele Creek Clients.

Recordkeeping

Compliance will maintain records required by the foregoing procedures, and records of any material breaches of the Code (including the response and resolution thereof). These records will be maintained according to Steele Creek’s document retention procedures. Records will be maintained in accordance with each Compliance Manual, as applicable.

Code of Ethics, February, 2023	[18]

ADDENDUM

Responsible Persons and Compliance Contacts

●	CCO	Matthew Stouffer for SCIM; Marie Bober for the Steele Creek BDC

●	Management Committee	Glenn Duffy, Matthew Stouffer, Christopher Ryan

●	Compliance Personnel	Marie Bober, Laura Capicotto

●	Trade Approvers	Glenn Duffy, Marie Bober, Laura Capicotto

ADDENDUM	[19]